Exhibit 10.5
THE CLOROX COMPANY
2005 STOCK INCENTIVE PLAN
PERFORMANCE SHARE AWARD AGREEMENT
NOTICE OF PERFORMANCE SHARE GRANT
The Clorox Company (the “Company”) grants to the Grantee named below, in accordance with the terms of The Clorox Company 2005 Stock Incentive Plan (the “Plan”) and this performance share award agreement (the “Agreement”), the following number of Performance Shares on the terms set forth below:

GRANTEE:	«First_Name» «Last_Name»
TARGET AWARD:	«SHARES_GRANTED»
PERFORMANCE PERIOD:	[July 1, 200___through June 30, 200_]
DATE OF GRANT:
SERIES NUMBER:	«SERIES_NUMBER»
SETTLEMENT DATE	Within 75 days following the last day of the Performance Period, provided the Grantee has remained in the employment or service of the Company or its Subsidiaries through such date (except for a termination of employment or service due to death, Disability or Retirement, as provided below)
AGREEMENT
1.	Grant of Performance Shares. The Company hereby grants to the Grantee the Target Award set forth above, payment of which is dependent upon the achievement of certain performance goals more fully described in Section 3 of this Agreement. This Award is subject to the terms, definitions and provisions of the Plan and this Agreement. All terms, provisions, and conditions applicable to the Performance Shares set forth in the Plan and not set forth herein are incorporated by reference. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern. All capitalized terms that are used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

2.	Nature and Settlement of Award. The Performance Shares awarded pursuant to this Agreement represent the opportunity to receive Shares of the Company, and Dividend Equivalents on such Shares. Except for Dividend Equivalents, which are paid in cash pursuant to Section 4 of this Agreement, Performance Shares shall be settled in Shares. The Company shall deliver to the Participant one Share for each Performance Share earned, less any Shares withheld in accordance with the provisions of Section 7 of this Agreement. Settlement shall occur on a date chosen by the Committee, which date shall be within seventy-five (75) days following the last day of the Performance Period, or any deferred settlement date established pursuant to Section 6 below, whichever is later (the “Settlement Date”), and except as specifically provided in Section 5 of this Agreement, provided the Grantee has remained in the employment or service of the Company or its Subsidiaries through the Settlement Date.

3.	Determination of Number of Performance Shares Earned.
a.	The number of Performance Shares earned, if any, for the period commencing [July 1, 200___and ending June 30, 200_] (the “Performance Period”) shall be determined in accordance with the following formula:
# of Performance Shares = Payout Percentage X Target Award
The “Payout Percentage” is based on the return on invested capital of the Company (calculated as described in paragraph b. below, the “ROIC”) at the end of the Performance Period, determined in accordance with the following table:

Payout
Percentage (% of
ROIC	Target Award)
is less than	0%
=	50%
=	75%
=	100%
=	125%
>=	150%
Interim percentages to be interpolated.
Notwithstanding the above, the Committee shall have the discretion to adjust the ROIC levels set forth in the above table, and may condition the determination of the number of Performance Shares earned under this paragraph a. upon the satisfaction of the adjusted ROIC levels, as determined by the Committee in its sole and absolute discretion, including discretion to adjust the number of Performance Shares earned to reflect the occurrence of extraordinary or unusual or non-recurring events or such other special circumstances as the Committee may deem appropriate. All Performance Shares that are not earned for the Performance Period shall be forfeited.

b.	ROIC shall be calculated as net operating profit after taxes divided by average operating capital (based on 5-point average) averaged over the Performance Period, as determined by the Committee.
4.	Dividend Equivalent Rights. Dividend Equivalents shall be earned with respect to any Performance Shares issued to the Grantee pursuant to this Award. Dividend Equivalents will be paid to the Grantee on dividend payment dates commencing on or after the Date of Grant until the latest to occur of the following: (i) the settlement of the Performance Shares or (ii) the forfeiture of unearned Performance Shares.

5.	Termination of Continuous Service. Except as otherwise provided below, if the Grantee’s employment or service with the Company and its Subsidiaries is terminated for any reason prior to the Settlement Date, all Performance Shares subject to this Agreement shall be immediately forfeited.
a.	Termination due to Death or Disability. If the Grantee’s termination of employment or service is due to death or Disability, all Performance Shares shall immediately vest and will be paid upon completion of the Performance Period based on the level of performance achieved as of the end of such Performance Period.

b.	Termination due to Retirement. If the Grantee’s termination of employment or service is due to Retirement and is more than twelve (12) months from the Date of Award set forth in this Agreement, the Performance Shares shall vest on a pro rata monthly basis, including full credit for partial months elapsed, and will be paid upon completion of the Performance Period based on the level of performance achieved as of the end of such Performance Period; provided, however, that this provision shall not apply in the event the Grantee’s employment or service is terminated for Cause. The amount of the vested Award may be computed under the following formula: Target Award times (number of full months elapsed in Performance Period divided by number of full months in Performance Period) times percent performance level achieved as of the end of the Performance Period.

c.	Definition of “Retirement.” For purposes of this Agreement, the term “Retirement” shall mean termination of employment or service as an Employee after (i) twenty (20) or more years of “vesting service” as defined in The Clorox Company Pension Plan (“Vesting Service”), or (ii) attaining age fifty-five with ten (10) or more years of Vesting Service.
6.	Election to Defer Settlement. On or before [September 15, 200_], Grantee may elect to defer the settlement of the Performance Shares from the last day of the Performance Period until a date at least two years following such date, or until Grantee’s later termination of employment or service. If Grantee makes such an election, it will become irrevocable on the date of such election. If Grantee makes such an election, Grantee will continue to receive Dividend Equivalents on any Performance Shares until the settlement date. If Grantee makes such an election, but a transaction occurs that subjects Grantee’s Performance Shares to Section 19 of the Plan prior to the settlement date, Grantee’s deferral election will terminate and Grantee’s Performance Shares will be settled as of the date of that transaction. The Company may terminate any deferral hereunder if a change in law requires such termination.

7.	Taxes. Pursuant to Section 16 of the Plan, the Committee shall have the power and the right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any applicable tax withholding requirements applicable to this Award. The Committee may condition the delivery of Shares upon the Grantee’s satisfaction of such withholding obligations. The Grantee may elect to satisfy all or part of such withholding requirement by tendering previously-owned Shares or by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory withholding rate that could be imposed on the transaction (or such other rate that will not result in a negative accounting impact). Such election shall be irrevocable, made in writing, signed by the Grantee, and shall be subject to any restriction or limitations that the Committee, in its sole discretion, deems appropriate.

8.	Transferability of Performance Shares. Performance Shares shall not be transferable by the Grantee other than by will or by the laws of descent or distribution. For avoidance of doubt, Shares issued to the Grantee in settlement of Performance Shares pursuant to Section 2 of this Agreement shall not be subject to any of the foregoing transferability restrictions.

9.	Protection of Trade Secrets and Limitations on Exercise.
a.	Definitions.
i.	“Affiliated Company” means any organization controlling, controlled by or under common control with the Company.

ii.	“Confidential Information” means technical or business information not readily available to the public or generally known in the trade, including inventions, developments, trade secrets and other confidential information, knowledge, data and know-how of the Company or any Affiliated Company, whether or not they originated with the Grantee, or information which the Company or any Affiliated Company received from third parties under an obligation of confidentiality.

iii.	“Conflicting Product” means any product, process, machine, or service of any person or organization, other than the Company or any Affiliated Company, in existence or under development that (1) resembles or competes with a product, process, machine, or service upon or with which the Grantee shall have worked during the two years prior to the Grantee’s termination of employment with the Company or any Affiliated Company or (2) with respect to which during that period of time the Grantee, as a result of his/her job performance and duties, shall have acquired knowledge of Confidential Information, and whose use or marketability could be enhanced by application to it of Confidential Information. For purposes of this section, it shall be conclusively presumed that the Grantee has knowledge of information to which s/he has been directly exposed through actual receipt or review of memorandum or documents containing such information or through actual attendance at meetings at which such information was discussed or disclosed.

iv.	“Conflicting Organization” means any person or organization that is engaged in or about to become engaged in research on or development, production, marketing or selling of a Conflicting Product.
b.	Right to Retain Shares Contingent on Continuing Non-Conflicting Employment. In partial consideration for the award of these Performance Shares, the Grantee agrees that the Grantee’s right to the Shares upon settlement of the Performance Shares is contingent upon the Grantee refraining, during the term of the Performance Period and for a period of one (1) year after the Settlement Date, from rendering services, directly or indirectly, as director, officer, employee, agent, consultant or otherwise, to any Conflicting Organization except a Conflicting Organization whose business is diversified and that, as to that part of its business to which the Grantee renders services, is not a Conflicting Organization, provided that the Company shall receive separate written assurances satisfactory to the Company from the Grantee and the Conflicting Organization that the Grantee shall not render services during such period with respect to a Conflicting Product. If, prior to the expiration of the Performance Period or at any time within one (1) year after the Settlement Date, the Grantee shall render services to any Conflicting Organization other than as expressly permitted herein, the Performance Shares, whether vested or not, will be immediately forfeited and cancelled, and the Grantee shall immediately return to the Company the Shares or the pre-tax income derived from any disposition of the Shares. THE GRANTEE UNDERSTANDS THAT THIS PARAGRAPH IS NOT INTENDED TO AND DOES NOT PROHIBIT THE GRANTEE FROM RENDERING SERVICES TO A CONFLICTING ORGANIZATION, BUT PROVIDES FOR THE FORFEITURE OF THE PERFORMANCE SHARES AND A RETURN TO THE COMPANY OF THE SHARES OR THE GROSS TAXABLE PROCEEDS OF THE SHARES IF THE GRANTEE SHOULD CHOOSE TO RENDER SUCH SERVICES DURING THE TERM OF THE PERFORMANCE PERIOD OR WITHIN ONE (1) YEAR THE SETTLEMENT DATE.

c.	No Interference or Solicitation. In partial consideration for the award of these Performance Shares and to forestall the disclosure or use of Confidential Information, the Grantee agrees that for a period of one (1) year after the date of settlement of the Performance Shares, s/he shall not, for himself/herself or any third party, directly or indirectly (i) divert or attempt to divert from the Company (or any Affiliated Company) any business of any kind in which it is engaged, including, without limitation, the solicitation of its customers as to Conflicting Products, or interference with any of its suppliers or customers (collectively, “Interfere”), or (ii) solicit for employment any person employed by the Company, or by any Affiliated Company, during the period of such person’s employment and for a period of one year after the termination of such person’s employment with the Company or any Affiliated Company (collectively, “Solicit”). If, during the term of the Performance Period or at any time within one (1) year after the Settlement Date, the Grantee breaches his/her obligation not to Interfere or Solicit, the Performance Shares, whether vested or not, will be immediately forfeited and cancelled, and the Grantee shall immediately return to the Company the Shares or the pre-tax income derived from any disposition of the Shares.

d.	Injunctive and Other Available Relief. By acceptance of these Performance Shares, the Grantee acknowledges that, if the Grantee were to breach or threaten to breach his/her obligation hereunder not to Interfere or Solicit, the harm caused to the Company by such breach or threatened breach would be, by its nature, irreparable because, among other things, damages would be significant and the monetary harm that would ensue would not be able to be readily proven, and that the Company would be entitled to injunctive and other appropriate relief to prevent threatened or continued breach and to such other remedies as may be available at law or in equity.
12.	Miscellaneous Provisions.
a.	Rights as a Stockholder. Neither the Grantee nor the Grantee’s transferee or representative shall have any rights as a stockholder with respect to any Shares subject to this Award until the Performance Shares have been settled and Share certificates have been issued to the Grantee, transferee or representative, as the case may be.

b.	Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

c.	Modification or Amendment. This Agreement may only be modified or amended by written agreement executed by the parties hereto; provided, however, that the adjustments permitted pursuant to Section 18 of the Plan may be made without such written agreement.

d.	Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.

e.	References to Plan. All references to the Plan shall be deemed references to the Plan as may be amended.

f.	Headings. The captions used in this Agreement are inserted for convenience and shall not be deemed a part of this Agreement for construction or interpretation.

g.	Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or by the Company forthwith to the Board or the Committee, which shall review such dispute at its next regular meeting. The resolution of such dispute by the Board or the Committee shall be final and binding on all persons.

h.	Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”). Any provision of the Plan or this Agreement that would cause this Award to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

THE CLOROX COMPANY

By:

Its:	CEO and President

GRANTEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE PERFORMANCE SHARES PURSUANT TO THIS AGREEMENT IS EARNED ONLY BY CONTINUING EMPLOYMENT AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OR ACQUIRING SHARES HEREUNDER) AND BY ACHIEVEMENT OF THE PERFORMANCE CRITERIA. GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT, NOR IN THE PLAN SHALL CONFER UPON GRANTEE ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH GRANTEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE GRANTEE’S EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE.
Grantee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Agreement subject to all of the terms and provisions thereof. Grantee has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Agreement. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement. Grantee further agrees to notify the Company upon any change in the residence address indicated below.

Dated:	Signed:

Grantee

Residence Address: